UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

STARSTREAM ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

NEVADA	68-0682786
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1917 Bayview Drive	New Smyrna Beach, FL 32168
(Address of principal executive offices)	(City, State, ZIP Code)

(833) 422-7300

(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

PART II

INFORMATION TO BE INCLUDED IN REPORT

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In this Annual Report, the terms, ‘‘Starstream Entertainment ’’ “Starstream,” “the “Company,’’ ‘‘we,’’ “SSET,” ‘‘us,’’ and ‘‘our,’’ refer to Starstream Entertainment, Inc. and our wholly owned subsidiary, Facetime Consulting and Promotions LLC (“FCP”) unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending December 31. Unless otherwise indicated, the term ‘‘Shares” refers to shares of the Company’s Class A Common Stock.  All dollar amounts refer to US dollars unless otherwise indicated.

This report contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

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ITEM 1. BUSINESS

Overview

Our subsidiary, Facetime Consulting and Promotions LLC (“FCP”), is primarily focused in the on-demand event staffing industry. The primary placements that FCP makes are to companies in the consumer goods industry.

Across the Event Staffing Industry there are countless dedicated event staff that complete amazing work to represent brands and help them connect with their customers. FCP, a division of Starstream Entertainment, Inc., hand-picks and personally interviews Brand Ambassadors to ensure the ideal fit for its clients’ programs.

The Event Staffing and Experiential Marketing Industry has existed in its current form for 30 years and has operated with what amounts to an ‘ad hoc’ workforce. Brand Ambassadors, Field Managers, Promotional Models and other Experiential Marketing workers can join with FCP to legitimize their careers, gain accountability, receive career development, and increase the stability the industry. FCP is positioning itself to become a cornerstone of the event marketing industry by partnering with not only individual workers but with companies throughout the industry.

FCP works with clients to maximize brand messaging. FCP staff works to capture the key brand attributes and client messaging that are essential to telling our client’s story and optimizing conversions. FCP personally interviews each brand ambassador to ensure we present the “optimal fit” for our client’s needs. FCP strives to understand the importance of each client’s brand.

Our offices are located at 1917 Bayview Drive, New Smyrna Beach, FL 32168. We maintain a website at http://www.facetimepromo.com. Our phone number is 833-422-7300 and our email address is carla@facetimepromo.com. We do not incorporate the information on or accessible through our website into this report, and you should not consider any information on, or that can be accessed through, our website a part of this report.

Organizational History

SSF was organized on April 11, 2012 in Delaware as a single purpose entity to invest into Butler Films, LLC, a Delaware limited liability company, formed for the purpose of financing, developing, producing, distributing and exploiting the motion picture entitled “Lee Daniels’ The Butler,” which was theatrically released on August 16, 2013. SSF originally had two members, Charles Bonan (President and Chairman of SSET) (70%) and Lawrence Ladove (30%). In August 2013, Mr. Bonan and Mr. Ladove assigned their membership interests in SSF to SSE. In connection with and in consideration of the assignment by Mr. Ladove, on August 2, 2013, SSF assigned 30% of its films rights with respect to “Lee Daniels’ The Butler” to the Ladove Family Trust. As a result, SSF became a wholly owned subsidiary of SSE entitled to 70% of such rights. See "Our Portfolio of Films" below.

In July 2014, Starstream Entertainment, Inc. (the “Company”) formed a new, wholly owned subsidiary, YHSSE, LLC, a Delaware limited liability company (“YHSSE”), in connection with the Company’s plans to produce and invest in a new feature-length motion picture. The Company no longer produces or invests in films.

The Company currently has one subsidiary. Our subsidiary, Facetime Consulting and Promotions LLC (“FCP”), is primarily focused in the on-demand event staffing industry.

Our Class A Common Stock is quoted on the OTC Pink Current Tier of OTC Markets under the symbol, “SSET.”  On February 28, 2022, the last reported sale price of our Class A Common Stock was $0.01295 per share.

Products and Services

We are a service provider that is in the business of providing temporary staffing solutions for events and product branding. We provide temporary staff solutions to the consumer goods industry. We recruit, hire, train and oversee stilled brand ambassadors for our clients. By eliminating the administrative requirements of finding and employing skilled and unskilled workers our clients are afforded the ability to focus on the important task of managing and growing their business and not worry about staffing their projects.

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Seasonality of the Business

We operate throughout the year. Our work is not seasonal, however, historical data shows that December and January tend to be the slowest time due to the holiday season.

Marketing

We anticipate that online and social media marketing will continue to be a large part of our marketing efforts. Additionally, we intend to expand the company’s telemarketing and direct mail as a means to market the services. We use licensed customer relationship management software to manage new leads and opportunities. This software allows us to automate many marketing functions and will be more relied upon as we scale up our business.

Competition

The staffing industry is highly competitive and fragmented throughout the United States. There are multiple staffing companies that fill a wide variety of positions and service a wide variety of industries. There is no one company dominant in the temporary staffing industry, however, there are several large competitors with substantially more resources and market visibility than us. The Company believes that the primary factors in obtaining and retaining customers are the cost of services, the quality of employees provided, the responsiveness of service, and the number of markets that can be serviced.

Regulatory Matters/Compliance

We are not aware of any need for any government approval of our principal services. We do not anticipate any governmental regulations on our business. However, we are adhering to all OSHA requirements. We are responsible for all federal, state and local taxes for our employees.

Like all large employers the Company, its current and future subsidiaries will also have to adhere to the Affordable Care Act.

Intellectual Property

We do not have any intellectual property or proprietary rights to any of our services.

Research and Development

We are a provider of temporary staffing services within the consumer goods industry. We do not spend any resources on research and development. As our business grows, we expect to develop and train our staff to better understand our clients and to ensure that we are meeting the needs of our clients.

About the Industry

Staffing clients turn to staffing companies to achieve workforce flexibility and access to talent. In the U.S., there are about 20,000 staffing and recruiting companies, which altogether operate around 39,000 offices. Approximately 55% of companies and 74% of offices are in the temporary and contract staffing sector of the industry. There were 17 companies that generated $1 billion or more in US staffing revenue last year. Added together, these companies generated $52.7 billion in such revenue, making up 35.6% of the market. (Source: American Staffing Association, Staffing Industry Analysts Inc., U.S. Department of Commerce)

Staffing companies offer a wide range of employment-related services, predominantly

•	Temporary and contract staffing

•	Recruiting and permanent placement

•	Outsourcing and outplacement

•	Human resource consulting

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More than three million temporary and contract employees work for America’s staffing companies during an average week. During the course of a year, America’s staffing companies hire nearly 17 million temporary and contract employees.

Dependence On One Or A Few Major Customers

The Company is not dependent on one or a few major customers.

Patents And Trademarks

None

Environmental Laws

Our operations are not subject to environmental laws and regulations.

Employees

The Company currently is currently completing its quasi-reorganization and currently employs one (1) full time employee, the President, and utilizes the services of numerous work for hire and other individuals.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

The following Management’s Discussion and Analysis (‘MD&A”) is intended to help the reader understand the results of operations and financial condition of Starstream Entertainment, Inc. F/K/A Destination Television, Inc., MD&A is provided as a supplement to, and should be read in conjunction with, our financial statements and the accompanying notes to the financial statements.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain information included in this and other materials filed or to be filed by us with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by us or our management) contain or will contain, forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words "believe," "expect," "anticipate," "estimate," project" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial conditions and results. As a consequence, actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of us as a result of various factors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

Plan of Operation

SSF was organized on April 11, 2012 in Delaware as a single purpose entity to invest into Butler Films, LLC, a Delaware limited liability company, formed for the purpose of financing, developing, producing, distributing and exploiting the motion picture entitled “Lee Daniels’ The Butler,” which was theatrically released on August 16, 2013. SSF originally had two members, Charles Bonan (President and Chairman of SSET) (70%) and Lawrence Ladove (30%). In August 2013, Mr. Bonan and Mr. Ladove assigned their membership interests in SSF to SSE. In connection with and in consideration of the assignment by Mr. Ladove, on August 2, 2013, SSF assigned 30% of its films rights with respect to “Lee Daniels’ The Butler” to the Ladove Family Trust. As a result, SSF became a wholly owned subsidiary of SSE entitled to 70% of such rights. See "Our Portfolio of Films" below.

In July 2014, Starstream Entertainment, Inc. (the “Company”) formed a new, wholly owned subsidiary, YHSSE, LLC, a Delaware limited liability company (“YHSSE”), in connection with the Company’s plans to produce and invest in a new feature-length motion picture. The Company no longer produces or invests in films.

The Company currently has one subsidiary. Our subsidiary, Facetime Consulting and Promotions LLC (“FCP”), is primarily focused in the on-demand event staffing industry. The primary placements that FCP makes are to companies in the consumer goods industry. FCP hand-picks and personally interviews Brand Ambassadors to ensure the ideal fit for its clients’ programs. The Event Staffing and Experiential Marketing Industry has existed in its current form for 30 years and has operated with what amounts to an ‘ad hoc’ workforce. Brand Ambassadors, Field Managers, Promotional Models and other Experiential Marketing workers can join with FCP to legitimize their careers, gain accountability, receive career development, and increase the stability in the industry. FCP is positioning itself to become a cornerstone of the event marketing industry by partnering with not only individual workers but with companies throughout the industry. FCP works with clients to maximize brand messaging. FCP staff works to capture the key brand attributes and client messaging that are essential to telling our client’s story and optimizing conversions. FCP personally interviews each brand ambassador to ensure we present the “optimal fit” for our client’s brands. FCP strives to understand the importance of each client’s brand.

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Management’s Discussion and Analysis

The Company fiscal year end is December 31.

Gross Sales: The Company had $563,346 in gross sales in the year ended December 31, 2020.

Plan of Operation for the Next Twelve Months. The Company believes that the proceeds of the Reg A Offering will satisfy its cash requirements for the next twelve months. To complete the Company’s entire development plan, it may have to raise additional funds in the next twelve months. The Company may make significant changes in the number of employees at the corporate level.

Working Capital. As of December 21, 2020, the Company has $133,272 in current assets and $140,770 in current liabilities, giving it a working capital surplus.

Marketing and sales. The Company will cause its companies to make substantial marketing and sales expenses which will consist primarily of advertising and promotion, salaries, and benefits for our employees engaged in sales, sales support, marketing, business development, and customer service functions. Our marketing and sales expenses also include marketing and promotional expenditures.

Cost of revenue. The Company expects that the cost of revenue for its operations will consist primarily of expenses associated with the delivery and distribution of our products. These include expenses related to providing products and services and salaries and benefits for employees on our operations teams.

Research and development. The Company expects to engage in limited research and development expenses. These will consist primarily of salaries, and benefits for employees who are responsible for research and development of new business. We will expense all of our research and development costs as they are incurred.

General and administrative. The majority of our general and administrative expenses will consist of salaries, benefits, and share-based compensation for certain of our executives as well as our legal, finance, human resources, corporate communications and policy employees, and other administrative employees. In addition, general and administrative expenses include professional and legal services. The Company expects to incur substantial expenses in marketing the current Offering, in closing sales, and in promoting and managing its operations.

Revenues

The Company had $563,346 in gross sales in the year ended December 31, 2020. We will only recognize revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured.

Operating Expenses

We had operating expenses of $353,643 for the year ended December 31, 2020. Operating expenses were in connection with our daily operations, including but not limited to officers' salary, consulting fees, professional fees, and others.

Both operating costs and expected revenue generation are difficult to predict. There can be no assurance that revenues will be sufficient to cover future operating costs, and it may be necessary to continuously raise additional capital to sustain operations.

We expect our operating expenses will significantly increase in 2021 resulting from the addition of marketing and professional services.

Income/Losses

The Company had net loss of $76,142 for or the year ended December 31, 2020.

There can be no assurance that we will achieve or maintain profitability, or that any revenue growth will take place in the future.

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Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Impact of COVID-19

The COVID-19 pandemic did not require the closure of Company operations. The Company suspended onsite events in late March 2020, and began limited onsite events in May 2020. During the timeframe in which onsite events were suspended, Company management reallocated resources to the collection of outstanding receivables, client development and future event staffing planning and events.

Management does expect a material downturn in revenues during Q1 and Q2 2021, due to the suspension of onsite events. Management’s outlook for the near-term business operations will mirror the overall continued reopening of business operations within the state of Florida, as a whole. For the Company to return to pre-COVID-19 levels of operation, it will be necessary businesses across the state of Florida to be allowed to return to full operations and capacities.

Liquidity and Capital Resources

During the twelve months ended December 31, 2020, net cash flow used in operating activities was $61,047.

We had cash of $133,272 on hand at December 31, 2020. As of December 31, 2020 the Company had $133,272 in current assets and $140,770 in current liabilities. On the short-term basis, we will be required to raise a significant amount of additional funds over the next 12 months to sustain operations. On the long-term basis, we will potentially need to raise capital to grow and develop our business.

It is likely that we will require significant additional financing within the next 12 months and if we are unable to raise the needed funds on an acceptable basis, we may be forced to cease or curtail operations.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s Common Stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

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Dividends

We do not intend to retain future earnings to support our growth. Any payment of cash dividends in the future will be dependent upon: the amount of funds legally available; therefore, our earnings; financial condition, capital requirements, and other factors which our board of directors deems relevant.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to temporary employee staffing business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We will accrue for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Employees

We currently have one full time employee.

Personnel will be added on an as-needed basis. These personnel can include executive management, salespersons, engineers, chemists, hydrologists, quality control technicians, transportation experts, managers and in most instances outsourced processes.

Specific and current needs include a sales team, an office administrator and a field engineer to verify sites and coordinate agreements.

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ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth our directors and executive officers of as of the date of this filing.

Name (1)	Position	Age	Term of Office

Carla Rissell	President, Chief Executive Officer and Director	72	March 2007 – Present
James DiPrima	Chief Financial Officer	72	January 2020 - Present

Carla Rissell, President, CEO and Director

Ms. Rissell has been operator of Facetime Consulting and Promotions LLC for sixteen years. Facetime Consulting and Promotions LLC is currently the operating subsidiary within Starstream Entertainment Inc. and will continue in the future to be the operational.

James Di Prima, Chief Financial Officer

James Di Prima was hired on January 1, 2020 as the Company’s chief financial officer. Mr. DiPrima was the chief financial officer of Solar Integrated Roofing Corporation from November 1, 2015 to January 6, 2019.

Family Relationships

None.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Capacities in which Compensation was Received	Cash Compensation (1)	Other Compensation	Total Compensation

Carla Rissell	Chief Executive Officer and Director	2020: $18,215[1]	2020: $350,000	2020: $370,000

James DiPrima	Chief Financial Officer	2020: $0	2020: $0	2020: $0

______________

[1] Carla Rissell also received a $435.00 monthly car allowance from the Company.

Carla Rissell is employed as the Company's president and chief executive officer, pursuant to an employment agreement. James Di Prima is employed as the Company’s chief financial officer. Mr. DiPrima is not presently compensated for his position(s) and he beneficially owns no shares of Common Stock and no shares of Preferred Stock.

The Company began paying Carla Rissell a $5,000.00 monthly salary in September 2020. On July 28, 2020, the Company granted Carla Rissell 35,000,000 restricted shares of common stock of the Company for her services as Company CEO.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of June 30, 2021 (post-reverse split) for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock.

Name of Beneficial Owner	Class of Stock	Shares Beneficially Owned	Percentage of Class Owned (1)		Percentage of Class Owned After Offering
Carla Rissell, Chief Executive Officer and Director	Convertible Preferred Stock Series B	1	100.00%		100.00%
Carla Rissell, Chief Executive Officer and Director (2)	Common Stock	35,000,000	24.9%		9.5%
James DiPrima, Chief Financial Officer	Common Stock	0	0%		0%
Kim Ledford	Preferred Stock Series A	1	50%		50%
Kim Ledford	Common Stock	2,307,532	2.0%		0.6%
Charles Bonan	Preferred Stock Series A	1	50%		50%
Charles Bonan	Common Stock	8,573,733	7.4%		2.3%
Total for Common Stock		45,881,265	34.4	3%	12.4%

The address for all officers and directors is 1917 Bayview Drive, New Smyrna Beach, FL 32168.

(1)	Based on a total of 140,010,196 shares of Common Stock outstanding as of September 8, 2021.
(2)	On July 28, 2020, the Company granted Carla Rissell 35,000,000 restricted shares of common stock of the Company.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Related Party Transactions

Voting control of the Company is held by Carla Rissell, our Chief Executive Officer, who currently owns all of the shares of the Company’s Series B Preferred Stock. Series B Preferred shareholders have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes Preferred Series A holders are entitled. Because of this voting control, she will be in a position to significantly influence membership of our board of directors, as well as all other matters requiring stockholder approval. The interests of our Chief Executive Officer may differ from the interests of other stockholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of other officers and directors and other business decisions. The minority stockholders will have no way of overriding decisions made by our Chief Executive Officer.

On July 28, 2020, the Company granted Carla Rissell 35,000,000 restricted shares of common stock of the Company.

Our CEO has the ability to control the Company and will have the ability to control all matters submitted to stockholders for approval, including, but not limited to:

•	Election of the Board of Directors

•	Removal of any Directors

•	Amendments to the Company’s Articles of Incorporation or bylaws;

•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Our CEO will thus have control over the Company’s management and affairs. Accordingly, this ownership may have the effect of impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer.

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Due to Related Party

On July 28, 2020, the Company granted Carla Rissell 35,000,000 restricted shares of common stock of the Company.

Employment Agreements

Carla Rissell is employed as the Company's president and chief executive officer, pursuant to an employment agreement. James Di Prima is employed as the Company’s chief financial officer. Mr. DiPrima is not presently compensated for his position(s) and he beneficially owns no shares of Common Stock and no shares of Preferred Stock.

The Company began paying Carla Rissell a $5,000.00 monthly salary in September 2020. On July 28, 2020, the Company granted Carla Rissell 35,000,000 restricted shares of common stock of the Company for her services as Company CEO.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transactions.

Conflict of Interest Policies

Our governing instruments do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct. However, we plan that our policies will be designed to eliminate or minimize potential conflicts of interest. A “conflict of interest” occurs when a director’s, officer’s or employee’s private interest interferes in any way, or appears to interfere, with the interests of the Company as a whole. We plan to adopt a policy that discloses personal conflicts of interest. This policy will provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest must be disclosed immediately to our directors and subsequently to our shareholders in our next semi-annual or annual report. These policies may not be successful in eliminating the influence of conflicts of interest. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

ITEM 6. OTHER INFORMATION

Not applicable.

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ITEM 7. FINANCIAL STATEMENTS

STARSTREAM ENTERTAINMENT, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and DECEMBER 31, 2019

(UNAUDITED)

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STARSTREAM ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2020 & 2019

(UNAUDITED)

	2020	2019
ASSETS

CURRENT ASSETS

Cash	$133,272	$55,682

Accounts Receivable	–	–

TOTAL CURRENT ASSETS	133,272	55,682

OTHER ASSETS	6,750	7,292

TOTAL ASSETS	$140,022	$63,174

LIABILITIES

Accounts Payable	$11,999	$143

Accrued Interest Payable	2,781	–

Accrued Payroll	–	84

Due to Stockholder	27,490	6,963

Notes Payable (Note 2)	98,500	10,990

TOTAL CURRENT LIABILITIES	140,770	18,180

TOTAL LIABILITIES	140,770	18,180

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred A Stock $.001 par value 10,000,000 Authorized 2 issued, and outstanding at December 31, 2020 and December 31 2019 respectively

Preferred B Stock $.001 par value 1,000,000 Authorized I issued and Outstanding at December 31, 2020 and 0 authorized and 0 issued and Outstanding at December 31, 2019

Common Stock, $.001 par value 450,000,000 Authorized 68,010,196 issued and outstanding at December 31, 2020 and 100,000,000 Authorized and 18,010,196 Issued and outstanding December 31, 2019	68,010	18,010

Additional paid-in-capital	(19,599)	–

Accumulated earnings	(49,159)	26,983

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(748)	44,993

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$140,022	$63,174

The accompanying notes are an integral part of the financial statements.

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STARSTREAM ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2020 & 2019

(UNAUDITED)

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31 2019	For the Twelve Months Ended December 31, 2020	For the Twelve Months Ended December 31, 2019
REVENUES:
Sales	$157,293	$95,719	$563,346	$328,266

TOTAL REVENUE	157,293	95,719	563,346	328,266

COST OF SALES	21,198	76,147	284,396	250,998

GROSS MARGIN	136,095	19,572	278,950	87,268

OPERATING EXPENSES:
General & administrative expenses	29,357	2,645	161,227	27,666
Marketing	10,312	–	26,141	–
Meals & entertainment	2,407	1,198	9,389	5,410
Wages	36,425	–	66,685	–
Professional Fees	2,682	1,050	38,984	1,577
Insurance	899	633	6,869	2,610
Travel	1,093	1,646	3,396	1,338
Rent & related expenses	14,675	4,690	40,952	17,385
Total Operating expenses	97,850	11,862	353,643	55,966

NET OPERATING INCOME/(LOSS)	38,245	7,710	(74,693)	31,302

OTHER INCOME/(EXPENSE)
Other income	1,844		445	944
Other Expense	–		(1,894)
Finance and interest fees	–	–		–

NET INCOME/ (LOSS)	$40,089	$7,710	$(76,142)	$32,246

Basic and Diluted Loss per Common Share	.00059	.00043	(.00112)	.0005

Weighted Average Number of Common Shares Outstanding	68,010,196	18,010,196	68,010,196	18,010,196

The accompanying notes are an integral part of the financial statements.

16

STARSTREAM ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020 & 2019

(UNAUDITED)

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income / (Loss)	$(76,142)	$32,246

Adjustments to reconcile net income to net cash provided By operating activities:

Issuance of Restricted Common Stock for Services

Changes in operating assets and liabilities:

Increase/(decrease in accrued interest payable	2,781	–

Increase/(decrease) in accrued payroll	(84)	–

Increase/ (decrease) in accounts payable	11,856	–

(Increase)/decrease in other assets	542	–

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	$(61,047)	$32,246

CASH FLOWS FROM INVESTING ACTIVITIES

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	–

CASH FLOWS FROM FINANCING ACTIVITIES

(Decrease/Increase in REG A Investment	30,600

(Decrease)/Increase in notes payable	87,510

(Decrease)/Increase in Due from Stockholder	20,527	(1,082)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	138,637	(1,082)

NET INCREASE (DECREASE) IN CASH	77,590	31,164

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	55,682	24,518

CASH AND EQUIVALENTS, END OF PERIOD	$133,272	$55,682

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Common stock issued for compensation	35,000

The accompanying notes are an integral part of the financial statements.

17

STARSTREAM ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020

(UNAUDITED)

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID	ACCUMULATED EQUITY	TOTAL SHAREHOLDERS’ EQUITY
	SHARES	VALUE	SHARES	VALUE	IN CAPITAL	(DEFICIT)	(DEFICIT)

BALANCE DECEMBER 31, 2016	2	$0	18,010,196	$18,010	$0	$(5,055)	$12,955

NET LOSS DECEMBER 31, 2017						$(9,073)	$(9,073)
BALANCE DECEMBER 31, 2017	2	$0	18,010,196	$18,010	$0	$(14,128)	$3,882

BALANCE DECEMBER 31, 2017	2	$0	18,010,196	$18,010	$0	$(14,128)	$3,882

NET INCOME DECEMBER 31, 2018						$8,865	$8,865
BALANCE DECEMBER 31, 2018	2	$0	18,010,196	$18,010	$0	$(5,263)	$12,747

ISSUANCE OF PREFERRED B SHARES	1
NET INCOME DECEMBER 31,2019						32,246	32,247
BALANCE DECEMBER 31, 2019	3	$0	18,010,196	$18,010	$0	$26,983	$44,993

Common Stock Issued as Compensation			35,000,000	35,000	$(30,000)		5,000
Common Stock Issued under REG A			15,000,000	15,000	$10,401		25,401
NET LOSS DECEMBER 31, 2020						(76,142)	(76,142)
BALANCE DECEMBER 31, 2020	3	$0	68,010,196	$68,010	$(19,599)	$(49,159)	$(748)

The accompanying notes are an integral part of the financial statements.

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STARSTREAM ENTERTAINMENT, INC.

NOTES TO THE FINANCIAL STATEMENTS DECEMBER 31, 2020

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A.	ORGANIZATION AND OPERATIONS

Starstream Entertainment, Inc. (The “Company”) is the successor entity to the business of Gelia Group Corp. a corporation formed in Nevada on August 20, 2012. The Corporation was the financing entity for various movie production projects. In November 2013 the Company changed its name to Starstream Entertainment, Inc.

In June of 2019, the Company acquired all of the assets of Facetime Consulting & Promotions. The merger requires that the Company divest itself of its media subsidiary and maintain the name to Starstream Entertainment, Inc. the Company retains the name Starstream Entertainment, Inc. and the symbol to SSET.

On July 26, 2019 the Corporation amended its Articles of Incorporation to raise its authorized stock to 450,000,000 (four hundred and fifty million). And the Corporation further amended its Articles of Incorporation to designate 1,000,000 Preferred Shares as Convertible Preferred Series B Stock with a par value of $.001. The holders of the Convertible Preferred Series B Stock are entitled to vote together with the holders of the Company's Common Stock and Series A Preferred Stock. The total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes Preferred Series A holders are entitled. At no time can the combination of votes by Common shareholders and Series A Preferred shareholders be equal to or greater than the votes entitled to Convertible Preferred Series B shareholders. The holders of the Convertible Preferred Series B Stock are entitled to 100,000,000 shares of Common Stock for every 1 share of Convertible Preferred Series B Stock. The Corporation issued 1 share of Convertible Series B Preferred Stock to Carla Rissell.

B.	BASIS OF ACCOUNTING

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred. The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and these adjustments are of a normal recurring nature. The results of operations for the Six months ended December 31, 2020 and December 31, 2019 are not necessarily indicative of the results for the full fiscal year ending December 31, 2019.

C.	USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

D.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand; cash in banks and any highly liquid investments with maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000.

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STARSTREAM ENTERTAINMENT, INC.

NOTES TO THE FINANCIAL STATEMENTS DECEMBER 31, 2020

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued)

E.	COMPUTATION OF EARNINGS PER SHARE

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period.

F.	INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards 109 of "Accounting for Income Taxes." Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

G.	REVENUE RECOGNITION

Revenue for license fees is recognized upon the execution and closing of the contract for the amount of the contract. Contract fees are generally due based upon various progress milestones. Revenue from contract payments are estimated and accrued as earned. Any adjustments between actual contract payments and estimates are made to current operations in the period they are determined.

H.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

NOTE 2 –NOTES AND OTHER LOANS PAYABLE

The Company borrowed $10,990 as a demand note on December 31, 2017 from Carla Rissell. The note carries no interest it was originally from a shareholder. On January 1, 2020 the note holder added $3,000 to the demand note. The note is carried as a current liability and the noteholder could call it due at any time. The note was paid off in the second quarter of 2020. On February 18, 2020 the Company borrowed $25,000 as a convertible promissory note from Tiger Trout Capital of Puerto Rico Inc. The note has a due date of February 18, 2021 and has a per annum interest rate of 12%. The note has a conversion option whereby the holder can convert all or any part of the principal face into Common Stock equal to a 50% discount of the lowest traded price of the market for the period of 30 days prior to the notice of conversion. On October 13, 2020 the note holder converted the note through the REG A for 2,500,000 shares. On June 30, 2020 the Company secured a $98,500.00 from the Small Business Administration, the interest rate is 3.75% per annum and is a 30 year note with the first payment due in 8 months.

NOTE 3– ACCRUED SALARIES

There were no salaries accrued in the twelve months ended December 31, 2020 and December 31, 2019 respectively.

NOTE 4- SUBSEQUENT EVENTS

Subsequent events were evaluated through March 24, 2021 which is the date the financial statements were available to be issued. There were no events that would require additional disclosure at the time of financial statement presentation.

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ITEM 8. EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1	Articles of Incorporation (1)
2.2	Certificate of Amendment 10-09-2013 (1)
2.3	Certificate of Designation 10-09-2013 (1)
2.4	Certificate of Amendment 10-30-2013 (1)
2.5	Certificate of Amendment by Custodian 07-31-2019 (1)
2.6 2.7 2.8 2.9 6.1

Certificate, Amendment or Withdrawal of Designation 07-31-2019 (1)

Certificate of Amendment 8-05-2019 (1)

By-Laws (1)

Notice of Entry of Order - Order Appointing Custodian on March 20, 2019 (1)

Employment Agreement of Carla Rissell (1)

10.1*	Power of attorney (included on signature page).

 ________

(1) Filed as an exhibit to the Company’s Form 1-A dated March 18, 2022 and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Registrant	Starstream Entertainment, Inc.

Date: March 22, 2022	By:	/s/ Carla Rissell
Carla Rissell
Chief Executive Officer

Date: March 22, 2022	By:	/s/ James DiPrima
James DiPrima
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carla Rissell as her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including all pre-qualification and post-qualification amendments) to this Form 1-K Annual Report and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Date: March 22, 2022	By:	/s/ Carla Rissell
Carla Rissell
Chief Executive Officer, Chief Accounting Officer and Director

By:	/s/ James DiPrima
James DiPrima
Chief Financial Officer, Chief Accounting Officer and Director

22